UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

LIVE CURRENT MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0346310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1130 Pender Street – Suite 820
Vancouver, BC Canada	V6E 4A4
(Address of principal executive offices)	(Zip Code)

(604) 648-0500
Registrant’s telephone number

Securities to be registered under Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered.

NONE.	N/A

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

LIVE CURRENT MEDIA INC.
FORM 10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include the Company’s expectations and objectives regarding its future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, general economic conditions particularly related to demand for the Company’s products and services, changes in business strategy, competitive factors (including the introduction or enhancement of competitive services), pricing pressures, changes in operating expenses, fluctuation in foreign currency exchange rates, inability to attract or retain consulting, sales and/or development talent, changes in customer requirements, and/or evolving industry standards, as well as those factors discussed in the section titled “Part II, Item 1A. Risk Factors” in this registration statement.

Forward looking statements are based on a number of material factors and assumptions, including the availability and final receipt of required government licenses, that sufficient working capital is available to complete the proposed activities, that contracted parties provide goods and/or services on the agreed time frames. While the Company considers these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this registration statement.

The Company intends to discuss in their Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this registration statement. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on its business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

As used in this registration statement, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Live Current” refers to Live Current Media Inc. All dollar amounts in this registration statement are in U.S. dollars unless otherwise stated.

BUSINESS

General

Live Current Media Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 10, 1995. The Company has an authorized capital of 500,000,000 shares of common stock with 34,837,625 shares currently issued and outstanding.

The Company operates its business through its wholly owned subsidiary, Domain Holdings Inc., originally formed under the laws of British Columbia, Canada on July 4, 1994 and re-domiciled to Alberta, Canada on April 14, 1999 (“DHI”). The Company is also the majority shareholder of Perfume Inc. (95% ownership), formed under the laws of the State of Delaware on March 13, 2008. Perfume Inc. is currently dormant and does not carry on an active business. References herein to the Company include DHI and Perfume Inc. (collectively, the “Subsidiaries”) unless otherwise stated.

On June 4, 2014, pursuant to an arbitration award issued as part of certain legal proceedings among the Company, former executives and directors of the Company and certain shareholders of the Company (including David M. Jeffs, the Company’s current Chief Executive Officer), the District Court for Washoe County, Nevada ordered a receiver to be appointed and to take charge of the Company’s assets. The Company operated throughout 2015 and 2016 under receivership. On January 11, 2017, the District Court in Washoe County entered an order terminating the receiver’s possession of assets of the Company resulting in operations of the Company being returned to the directors of the Company. On May 4, 2017, the District Court in Washoe County discharged the Company from receivership. A description of the legal proceedings resulting in the appointment of the receiver is provided under “Legal Proceedings”.

Business of the Company and DHI

The Company’s sole business currently is that of managing the business of DHI. DHI is in the business of utilizing its exclusive ownership of domain names to develop internet-related business ventures.

Online Business Development. The Company, through DHI, holds title to a portfolio of approximately six hundred (600) intuitive, generic domains, such as Rodeo.com, Electronic.com, Boxing.com and Number.com, which inherently attract a stream of online visitors. The Company is not actively seeking to acquire additional domain names at this time. However, the Company will evaluate future opportunities to acquire additional domain names as they present themselves. The Company seeks opportunities to use its domain name rights to develop online businesses, by itself and through alliances with other entities. The Company believes that its operating businesses can share common platforms and infrastructure helping to create a scalable, adaptable and efficient growth model, while also capitalizing on the generic domain names’ ability to intuitively attract customers. The Company also believes it may be able to create economies of scale with each new business it develops. The Company’s business model for these operating businesses includes multiple revenue streams via revenue-sharing, leasing, web-advertising and trading of domain names. The Company has not, to date, capitalized on this plan in any significant manner.

Joint Ventures and Participations. The Company believes that its inventory of generic domain names may be attractive to established non-Internet businesses that are leaders or near-leaders in their respective industries. The Company’s business plan focuses on offering a long-term, strategic partnership in exchange for commitments that could include cash, marketing exposure, access to limited products, and business development activities. Similarly, the Company seeks to identify end-consumers who purchase the products and services that complement the businesses utilizing the Company’s inventory of domain names. Since 2000, the Company has implemented its business plan by entering into arrangements pursuant to which the Company has leased or licensed rights to utilize generic domain names owned by the Company to existing entities in return for cash payments and, in some cases, an equity participation in the entity or a joint venture established to exploit the name. Currently, the Company has two websites, Boxing.com and Number.com, that operate under a verbal joint venture arrangement with a third party web developer (the “Web Developer”). Under this arrangement, the Company owns the domain names and the Web Developer develops and operates the websites at the Web Developers own cost and expense. The terms of the arrangement call for the Company and the Web Developer to split gross advertising revenues from the websites and the proceeds of any sale of the websites. However, advertising revenues for Boxing.com and Number.com have been minimal. As such, the Company has permitted the Web Developer to retain advertising revenues to offset against the costs of operating those websites. A description of the terms of the Company’s verbal arrangement with the Web Developer is attached as Exhibit 10-1 to this registration statement. Boxing.com is a news and media site offering users the opportunity to read daily news and statistics relating to the boxing and fight industry and is focused on becoming the most used site for boxing enthusiasts online. Number.com is a US directory of businesses.

The Company expects to continue to seek additional opportunities utilizing its domain names; however, there can be no assurance that the Company will be able to locate such opportunities, or if located, it will be able to enter into arrangements with such entities.

Sale and Lease of Domain Names. The Company recognizes opportunities which arise to monetize its ownership of domain names by selling or leasing the domain names, which may be more valuable than the exploitation of the ownership value of the names. The Company has previously sought opportunities to sell all or a portion of the domain names it holds in one or a series of transactions. Through these efforts, the Company has determined that by selling the domain names individually rather than as a portfolio the Company will maximize the revenue potential of these assets. The Company continues to market its individual and portfolio of domain names using third party brokers. The Company will continue to evaluate any offers received. During the fiscal years ended December 31, 2016 and December 31, 2015, the Company’s only source of income was from the sale of domain names.

The Company is also actively seeking opportunities to lease its domain names to companies who want to benefit from the availability of advertising and internet traffic that is generated by generic domain names.

Advertising Revenues. Historically, the Company generated revenue from advertising. However, advertising revenue has declined significantly over the years due to changes in the advertising model. The Company will continue to seek advertising revenue opportunities but does not expect that advertising will ever again represent a significant revenue source for the Company.

RISK FACTORS

An investment in the Company’s common shares involves a high degree of risk. You should carefully consider the risks described below and the other information in this registration statement before investing in its common shares. If any of the following risks occur, the Company’s business, operating results and financial condition could be seriously harmed. The trading price of its common shares could decline due to any of these risks, and you may lose all or part of your investment.

You should consider each of the following risk factors and the other information in this registration statement, including the Company’s financial statements and the related notes, in evaluating its business and prospects. The risks and uncertainties described below are not the only ones that impact on the Company’s business. Additional risks and uncertainties not presently known to the Company or that the Company currently consider immaterial may also impair its business operations. If any of the following risks do occur, its business and financial results could be harmed. In that case, the trading price of its common stock could decline.

Risks associated with the Company’s industry:

Effect of Existing Governmental Regulation. The Company’s services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a negative impact upon the Company and its business.

Licensing. Currently, other than business and operations licenses applicable to most commercial ventures, the Company is not required to obtain any governmental approval for its business operations, although the Company applies to ICANN and its contractors to obtain and maintain its domain name assets. There can be no assurance, however, that governmental institutions will not, in the future, impose licensing or other requirements on the Company. Additionally, as noted below, there are a variety of laws and regulations that may, directly or indirectly, have an impact on the Company’s business.

Privacy Legislation and Regulations. While the Company is not currently subject to licensing requirements, entities engaged in operations over the Internet, particularly relating to the collection of user information, are subject to limitations on their ability to utilize such information under federal and state legislation and regulation. In 2000, the Gramm-Leach-Bliley Act required that the collection of identifiable information regarding users of financial services be subject to stringent disclosure and “opt-out” provisions. While this law and the regulations enacted by the Federal Trade Commission and others relates primarily to information relating to financial transactions and financial institutions, the broad definitions of those terms may make the businesses entered into by the Company and its strategic partners subject to the provisions of the Act. This, in turn, may increase the cost of doing business and make it unattractive to collect and transfer information regarding users of services. This, in turn, may reduce the revenues of the Company and its strategic partners, thus reducing potential revenues and profitability. Similarly, the Children On-line Privacy and Protection Act (“COPPA”) imposes strict limitations on the ability of Internet ventures to collect information from minors. The impact of COPPA may be to increase the cost of doing business on the Internet and reducing potential revenue sources. The Company may also be impacted by the US Patriot Act, which requires certain companies to collect and provide information to United States governmental authorities. A number of state governments have also proposed or enacted privacy legislation that reflects or, in some cases, extends the limitations imposed by the Gramm-Leach-Bliley Act and COPPA. These laws may further impact the cost of doing business on the Internet and the attractiveness of Live Current’s inventory of domain names.

Advertising Regulations. In response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations which would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of the Company’s inventory of domain names.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on Live Current’s business and add additional costs to doing business on the Internet.

Effect of new root domain names. The Company’s business is subject to a number of risks. In addition to competitive risks, the Company is engaged in businesses that are not currently profitable, and there can be no assurance that the Company’s business strategy will ever lead to profits. Moreover, the Company relies upon an inventory of generic domain names for lease, sale, and other ventures, which are made up mostly of “.com” suffixes. The Internet Corporation for Assigned Names and Numbers (“ICANN”) has introduced the introduction of additional new domain name suffixes, which may be as or more attractive than the “.com” domain name suffix. New root domain names may have the effect of allowing the entrance of new competitors at limited cost, which may further reduce the value of the Company’s domain name assets. The Company does not presently intend to acquire domain names using newly authorized root domain names to match its existing domain names, although the Company has certain .cn (China) root domain names to complement its growth strategy.

The Company’s stock price is volatile. The stock markets in general, and the stock prices of internet companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of the Company’s Common Stock is likely to fluctuate in the future, especially if the Company’s Common Stock is thinly traded. Factors that may have a significant impact on the market price of the Company’s Common Stock include:

(a)	actual or anticipated variations in the Company’s results of operations;
(b)	the Company’s ability or inability to generate new revenues;
(c)	increased competition;
(d)	government regulations, including internet regulations;
(e)	conditions and trends in the internet industry;
(f)	proprietary rights; or
(g)	rumors or allegations regarding the Company’s financial disclosures or practices.

The Company’s stock price may be impacted by factors that are unrelated or disproportionate to its operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of the Company’s Common Stock.

Competition. The Company competes with many companies possessing greater financial resources and technical facilities than itself in the B2B2C (business-to-business-to-consumer) market as well as for the recruitment and retention of qualified personnel. In addition, while the Company holds title to a wide variety of generic names that may prove valuable, many of the Company’s competitors have a very diverse portfolio of names and have not confined their market to one industry, product or service, but offer a wide array of multilayered businesses consisting of many different customer and industry partners. Some of these competitors have been in business for longer than the Company and may have established more strategic partnerships and relationships than the Company. In addition, as noted above, ICANN regularly develops new domain name suffixes that will have the result of making a number of domain names available in different formats, many of which may be more attractive than the formats held by the Company.

Receivership. On June 4, 2014, as a result of numerous lawsuits involving the Company, the Washoe County court in Nevada ordered a receiver to take charge of the Company’s assets to determine if the Company should be dissolved. On January 11, 2017, the court in Washoe County Nevada entered an order terminating the receiver’s possession of assets of the Company resulting in operations of the Company being returned to the directors of the Company. On May 4, 2017, the court in Washoe County Nevada discharged the Company from receivership.

New Products and Services. The Company seeks to develop a portfolio of operating businesses either by itself or by entering into arrangements with businesses that operate in the product or service categories that are described by the domain name assets owned by DHI. The Company has not, however, identified specific business opportunities other than Boxing.com and Number.com at this point and there can be no assurance that it will do so.

Dependence on One or a Few Major Customers. The Company does not currently depend on any single customer for a significant proportion of its business. However, as the Company enters into strategic transactions, the Company may choose to grant exclusive rights to a small number of parties or otherwise limit its activities that could, in turn, create such dependence. The Company, however, has no current plans to do so.

Patents, Trademarks and Proprietary Rights. On November 16, 2007, The Company filed a trademark application with the US Patent & Trademark Office (“USPTO”) for the mark "LIVE CURRENT". A certificate of registration was issued on October 14, 2008 and the mark was assigned registration number 3,517,876.

The Company will consider seeking further trademark protection for its online businesses and the associated domain names, however, the Company may be unable to avail itself of trademark protection under United States laws because, among other things, the names are generic and intuitive. Consequently, the Company will seek trademark protection only where it has determined that the cost of obtaining protection, and the scope of protection provided, results in a meaningful benefit to the Company.

The Company does not expect to pay dividends in the foreseeable future. The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The Company intends to retain earnings, if any, to develop and expand its business.

“Penny Stock” rules may make buying or selling the Company’s Common Stock difficult, and severely limit its market and liquidity. Trading in The Company’s Common Stock is subject to certain regulations adopted by the SEC commonly known as the “penny stock” rules. The Company’s Common Stock qualifies as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell the Common Stock in the aftermarket. The “penny stock” rules govern how broker-dealers can deal with their clients and “penny stocks”. For sales of The Company’s Common Stock, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in The Company’s Common Stock, which could severely limit their market price and liquidity of its Common Stock. This could prevent you from reselling your shares and may cause the price of the Common Stock to decline.

Lack of operating revenues. The Company has limited operating revenues and is expected to continue to do so for the foreseeable future. Management has assessed the Company’s ability to continue as a going concern and the financial statements included with this registration statement includes disclosure that there is a substantial doubt as to the Company’s ability to continue as a going concern. The audit report of the Company’s principal independent accountants for the years ended December 31, 2016 and December 31, 2015 includes a statement regarding the uncertainty of the Company’s ability to continue as a going concern. The Company’s failure to achieve profitability and positive operating revenues could have a material adverse effect on its financial condition and results of operations, and could cause the Company’s business to fail.

No assurance that forward-looking assessments will be realized. The Company’s ability to accomplish their objectives and whether or not they are financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are in the discretion and control of management and others are beyond management’s control. The assumptions and hypotheses used in preparing any forward-looking assessments contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

FINANCIAL INFORMATION

Plan of Operation

The Company is in the business of developing and commercializing its portfolio of domain names, some of which generate meaningful amounts of Internet traffic, which the Company attributes to, among other things, their generic descriptive nature of a product or services category.

Management believes that it can develop and sustain a business based on the lease, sale and other exploitation of domain names because, in part, of its ownership of a number of generic, intuitive domain names which attract significant numbers of visitors to websites utilizing those names. Moreover, because there are a limited number of potential domain names, the Company believes that the value of these names may be significant and may allow the Company to achieve both strategic relationships with leading participants in key Internet businesses and businesses that desire to expand using the Internet, as well as independent operations. Currently the Company owns two websites, Boxing.com and Number.com, which are operated through a verbal arrangement with an independent web developer.

The Company acquired a number of “.cn” domain names through a lottery-allocation in 2003 which are available to be developed. In 2005, Live Current also acquired a portfolio of second and third tier .com domain names, all of which end in the word “Bound”, such as “shoppingbound.com,” pharmacybound.com and vietnambound.com. Management does not believe that these “bound” domain names will ever represent a significant part of the Company’s business and will seek opportunities to divest itself of these assets.

The Company, for the immediate future, does not anticipate independently developing technologies, processes, products or otherwise engaging in research, development or similar activities. Instead, such activities will be engaged in pursuant to arrangements with its strategic partners.

Management of the company believe that the Company currently has enough cash on hand to manage its operations for the next 12 months.

Management’s Discussion and Analysis

The following selected financial data was derived from the Company’s audited financial statements for the years ended December 31, 2017 and December 31, 2016. The information set forth below should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this registration statement. From June 2014 to May 2017 the Company operated under receivership. During this time, the Company did not engage in any efforts to develop its business as the receiver’s primary responsibilities during this time were to make recommendations to the court as to whether the Company should be dissolved or otherwise, and to settle and resolve the Company’s ongoing litigation matters. As the Company is no longer operating under receivership, results for years prior to fiscal 2017 may not be reflective of the Company’s financial results and capital requirements moving forward.

Summary of Results

	For the Year	For the year
	ended	ended
	December 31,	December 31,
	2017	2016
	(audited)	(audited)

Loss from operations	$(114,263)	$(420,257)
Gain on debt retirement	185,198	-
Interest income	-	1,396
Interest expense	(207)	(207)
Other income	120	112
Foreign exchange	192	(818)
Net and comprehensive income (Loss)	$71,040	$(419,774)

Revenue

The Company recognized a gain of $ 222,265 from the sale of domain names during the year ended December 31, 2017 (2016 $206,764). The Company did not recognize recurring revenues during its 2017 or 2016 fiscal years. The Company does not anticipate recognizing recurring revenues in the short term. The Company continues to market its domain names in its portfolio and considers offers received for domain names in its portfolio. The Company believes its portfolio of domain names will continue to maintain its value over time. Although the Company’s arrangement with the web developer for Boxing.com and Number.com calls for revenues to be split between the Company and the web developer, advertising revenues for those sites has been minimal. As such, the Company has permitted the web developer to retain the advertising revenue to offset against the developer’s costs of operating those sites. The Company does not anticipate earning significant advertising revenue from Boxing.com or Number.com in the near future.

At December 31, 2017, The Company had an accumulated deficit of $17, 214,553. The Company is presently in the development stage of their business and cannot provide any assurances that they will be able to generate regular or recurring revenues in the near future.

Results of Operation

The Company recorded net income of $71,040 for the year ended December 31, 2017 and a net loss of $419,774 for the year ended December 31, 2016. During the year ended December 31, 2017, general and administrative expenses increased to $226,630 as compared to $76, 965 for the year ended December 31, 2016. This increase was mainly due to management fees totaling $126,774 paid to the Company’s Chief Executive Officer. Professional fees decreased to $72,398 for the year ended December 31, 2017 from $325,065 for the year ended December 31, 2016. Additional professional fees for the year ended December 31, 2016 relate to fees charged by the Company’s receiver during fiscal 2016 and costs related to the holding of a special annual meeting in 2016. Professional fees for the year ended December 31, 2017 were significantly less as the Company ceased operating under receivership in May 2017. During the year ended December 31, 2016 the Company recognized a charge of $225,000 as a result of the settlement of litigation with C. Geoffrey Hampson. See “Legal Proceedings”.

During the year ended December 31, 2017, the Company recognized a gain on the retirement of debt obligations in the amount of $185,198 (2016 – nil). This gain was a result of the discharge of creditor obligations in connection with the termination of the Company’s receivership.

Liquidity and Capital Resources

At December 31, 2017, the Company had working capital surplus of $ 841,698, an increase from the Company’s working capital surplus of $701,923 at December 31, 2016. This increase in working capital was mainly the result of the previously mentioned retirement of debt obligation of $185,198 in 2017 (2016 – nil). During the year ended 2017 the Company’s only significant source of cashflow came from the sale of domain names. Due to the fact that the Company has incurred recurring losses and anticipates incurring further losses in the future, the Company’s auditors have expressed a substantial doubt as to the Company’s ability to continue as a going concern.

The Company believes it has the necessary cash requirements for the next 12 months without having to raise additional funds.

The Company does not anticipate purchasing any plant or significant equipment in the immediate future

Off-Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to shareholders.

Critical Accounting Policies

The Company reviews individual domain names in the portfolio for potential impairment throughout the fiscal year in determining whether a particular URL should be renewed. Impairment is recognized for names that are not renewed. The Company performs a qualitative assessment of the portfolio of domain names in the fourth quarter of each year, to determine whether it is more likely than not that the fair market value of a domain name is less than its carrying amount. As part of the assessment, certain qualitative factors are considered, including macro-economic conditions, industry and market conditions, non-renewal of names, as well as other factors. If there are indications of impairment following the qualitative impairment testing, further quantitative impairment testing would be necessary. When it is determined that the fair value of a domain name is less than its carrying amount, impairment is recognized.

During the year ended December 31, 2017, the Company recorded an impairment charge of $37,500 in connection with domain names for which management determined not to renew their registration.

Recent Accounting Pronouncement Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective).

The Company will adopt ASU 2014-09 in the first quarter of 2018 and apply the modified retrospective approach. The Company currently does not expect any significant impact on its consolidated financial statements related to the adoption of the new standard.

PROPERTIES

The Company does not currently have any interests in any real property.

The Company and its Subsidiaries operate from their principal office at 820 – 1130 Pender Street, Vancouver, British Columbia, Canada. The Company’s telephone number is (604) 648-0500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of common shares owned beneficially as of April 13, 2018 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of the Company’s voting securities, (ii) each of its directors, (iii) each of its named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)
Directors and Officers
Common Shares	Amir Vahabzadeh, 1825 West King Edward Avenue, Vancouver, BC V6J 2W3	3,371,053 Direct	9.7%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Shares(1)
Common Shares	David Jeffs, Stollenweg 5, 79299 Wittnau, Germany	8,409,903 Direct 1,124,500 Indirect(2)	27.4%
Common Shares	John da Costa, 820 – 1130 West Pender Street, Vancouver, BC V6E 4A4	0	0%
	All Officers and Directors as a Group	12,905,456	37.1%
5% Shareholders
Common Shares	Amir Vahabzadeh, 1825 West King Edward Avenue, Vancouver, BC V6J 2W3	3,371,053 Direct	9.7%
Common Shares	David Jeffs, Stollenweg 5, 79299 Wittnau, Germany	8,409,903 Direct 1,124,500 Indirect(2)	27.4%
Common Shares	Susan Jeffs, 11750 Fairtide Road, Ladysmith, BC V9G 1K5	3,797,500(2) Direct	10.5%
Common Shares	Richard Jeffs, 11750 Fairtide Road, Ladysmith, BC V9G 1K5	2,524,671 Direct	7.3%

Notes:

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of its shares actually outstanding on April 13, 2018. As of April 13, 2018, there were 34,837,625 shares of common stock issued and outstanding.

(2)	1,124,500 shares are registered in the names of immediate family members of Mr. Jeffs.

Changes in Control

The Company is not aware of any arrangement, which may result in a change in control in the future.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and positions of the Company’s executive officers and directors as of the date hereof.

Name	Age	Positions
David M Jeffs (Appointed October 15, 2010.)	48	Director, Chief Executive Officer, President, Treasurer and Secretary
John da Costa (Appointed December 15, 2016)	53	Director
Amir Vahabzadeh (Appointed December 15, 2016)	49	Director

Set forth below is a brief description of the background and business experience of the Company’s executive officers and directors:

David Jeffs Mr. Jeffs has been the Chief Executive Officer, President, Treasurer and Secretary of the Company since October 2010. He was also the Chief Executive Officer of the Company from July 2002 through May 2007 and the President and a director of the Company from July 2002 through September 2007. Previously he was a consultant to the Company’s subsidiary, Domain Holdings Inc., from November 2000 and was responsible for revenue-generating initiatives. Prior to consulting for Domain Holdings Inc., Mr. Jeffs was the president and director of a private corporation trading in consumer goods products since 1997. Mr. Jeffs graduated from the University of British Columbia with a Bachelor of Arts where he majored in economics.

Joao (John) da Costa Mr. da Costa has more than twenty five years of experience providing bookkeeping and accounting services to both private and public companies and is the founder and President of Da Costa Management Corp., a company that has provided management and accounting services to public and private companies since August 2003. Since 2002, Mr. da Costa has been the CFO, and a member of the Board of Directors of Triton Emission Solutions Inc., a company reporting under the United States Securities Exchange Act of 1934 (the “Exchange Act”). In addition to Triton Emission Solutions Inc., Mr. da Costa currently serves as the CFO, Treasurer and a director of Red Metal Resources Ltd., a company reporting under the Exchange Act and engaged in the business of acquiring and exploring mineral claims. Mr. da Costa also currently serves as the CFO, Secretary and a director of Kesselrun Resources Ltd., a Canadian reporting company listed on the TSX Venture Exchange.

Amir Vahabzadeh Mr. Vahabzadeh has been involved in the internet industry as a private online business owner and consultant for over 20 years. Mr. Vahabzadeh holds a Bachelor of Arts degree and is a graduate of the University of British Columbia and has been a shareholder of the Company since 2000.

Term Of Office

The Company’s directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. The Company’s executive officers are appointed by its board of directors and hold office until removed by its board of directors or until their successors are appointed.

Other Significant Employees

Other than the Company’s sole executive officer, the Company does not have any significant employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued to the Company’s named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, during its last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen -sation ($)	Total ($)
David Jeffs(1) President, CEO, Treasurer & Director	2017	$116,774	$10,000	$0	$0	$0	$0	$0	$126,774
	2016(2)	$0	$0	$0	$0	$0	$0	$0	$0

Notes:

(1)

The Company does not have a written compensation arrangement in place with David Jeffs, however, it has agreed to compensate Mr. Jeffs at a rate of $120,000 per year, commencing in January of 2017, for his commitment as Chief Executive Officer.

(2)	The Company did not accrue compensation to any directors or officers during fiscal 2016 as the Company operated under receivership at that time.

Outstanding Equity Awards at Fiscal Year End

As of the Company’s fiscal year ended December 31, 2016 the Company had no outstanding equity awards.

Director Compensation

During our fiscal years ended December 31, 2016 and 2015, we did not compensate our directors for acting in that capacity. We do not currently have any compensation arrangements with our directors.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee. The Board of Directors conducts reviews with regard to the compensation of the directors and the Chief Executive Officer once a year. To make its recommendations on such compensation, the Board of Directors takes into account the types of compensation and the amounts paid to officers of comparable publicly traded companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Transactions

None of the following parties has, during the Company’s last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of its directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to its outstanding common shares;
(iv)	Any of its promoters; and
(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Director Independence

Quotations for the Company’s common stock are currently entered on the OTC Pink marketplace, which does not have director independence requirements. In determining whether any of its directors are independent, the Company has applied the definition for “Independent Directors” set out in NASDAQ Rule 5605(a)(2). In applying this definition, the Company has determined that John da Costa and Amir Vahabzadeh are independent directors.

LEGAL PROCEEDINGS

Wrongful Dismissal Proceedings with Former CEO of DHI

On March 9, 2000, a former Chief Executive Officer of DHI commenced a legal action against DHI for wrongful dismissal and breach of contract. He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages of approximately $30,000, aggravated and punitive damages, interest and costs. On June 1, 2000, DHI filed a defense and counterclaim claiming damages and special damages for breach of fiduciary duty and breach of his employment contract. The plaintiff has taken no further action.

Legal Proceedings With Former CEO

Between May 2010 and February 2016 the Company was involved in a number of law suits involving its former CEO, C. Geoffrey Hampson.

On May 14, 2010, David Jeffs, the Company’s current CEO, and Richard Jeffs (plaintiffs) filed a complaint in the Circuit Court of Cook County, Illinois, Chancery Division in which they, derivatively on behalf of the Company, sued Mr. Hampson, James Taylor, Mark Benham and Boris Wertz (defendants) and the Company (nominal defendant). Messrs. Taylor, Benham and Wertz were directors of the Company at the time the lawsuit was filed. On October 22, 2010, the Company took over as plaintiff in the complaint. The Company alleged, among other matters, that (i) the defendant members of the board of directors breached their fiduciary duties of loyalty, trust, good faith and due care by failing to properly supervise Mr. Hampson, and (ii) that Mr. Hampson breached his fiduciary duties and his employment agreement and defrauded the Company by failing to devote the time necessary to manage the Company’s business and failing to disclose to the board of directors his activities relating to other businesses. The Company sought compensatory damages of no less than $50,000,000, punitive damages, and attorney’s fees and other costs of bringing the action. The complaint against Messrs. Hampson, Taylor, Benham and Wertz was stayed in Illinois pending the outcome of arbitration, commenced by Mr. Hampson against the Company on January 28, 2011 in British Columbia (see below). The proceedings in Cook County, Illinois were stayed pending conclusion of the arbitration proceedings.

On January 26, 2011, Mr. Hampson filed a third-party complaint in the Circuit Court of Cook County, Illinois, against the Company. The claim sought indemnification to cover the costs of Mr. Hampson in defending a defamation suit filed against him during his time as CEO of the Company.

On January 28, 2011, Mr. Hampson initiated arbitration proceedings in British Columbia under his employment agreement seeking severance pay and expenses of $300,697.73.

On October 4, 2012, Mr. Hampson filed a complaint against the Company in the Second Judicial District Court of the State of Nevada seeking a court-ordered election of directors. On October 29, 2012 the court granted a Writ of Mandate and Order Shortening Time. On November 19, 2012, the Company held a meeting of its stockholders in Reno, Nevada. Stockholders present either in person or on the provided conference call service did not represent a quorum and the meeting was adjourned.

On February 19, 2013, Mr. Hampson filed another lawsuit in the Circuit Court of Cook Country, Illinois County, Chancery Division against David Jeffs, Susan Jeffs, John L Hayes, Ogletree Deakins Nash Smoak & Stewart P.C., and Krasnow Saunders Kaplan & Beninato LLP as defendants, and the Company as a nominal defendant.

On February 21, 2013, Mr. Hampson, Christopher Hampson, and Hampson Equities filed in the Second Judicial District Court of the State of Nevada a supplemental petition to compel election of directors, application to appoint temporary and permanent receiver, and application to enter ancillary equitable relief.

On March 29, 2013, Mr. Hampson, Christopher Hampson, and Hampson Equities Ltd. filed a motion for preliminary injunction in the Second Judicial District Court of the State of Nevada seeking an order enjoining the Company and its officers and directors from dealing with the Company’s assets, engaging in self-dealing transactions and violating the October 29, 2012 writ of mandate.

On June 18, 2013, the Company, David Jeffs, Mr. Hampson, Christopher Hampson and Hampson Equities agreed to a global binding arbitration to take place in Las Vegas, Nevada to resolve all of the outstanding lawsuits and arbitration involved in the dispute. The arbitration took place in October of 2013.

On June 4, 2014, the arbitrator delivered his findings. As a result of the arbitration, Mr. Hampson was ordered to repay the Company $297,747 and the arbitrator ordered a receiver to be put in charge of the assets of the Company to determine whether or not the Company should be dissolved. The Company operated under receivership from June 4, 2014 to May 4, 2017, whereupon the District Court for Washoe County, Nevada discharged the Company from receivership.

On February 16, 2016, the appointed receiver of the Company negotiated a final settlement and mutual release with Mr. Hampson. As part of this settlement, the Company paid $225,000 to Mr. Hampson in exchange for the surrender by Mr. Hampson of 3,022,875 shares of the Company’s common stock for cancellation. The release absolutely and unconditionally released the Company, from any and all claims for relief, actions, suits, damages, debts, liabilities, judgments, executions and other claims of every kind and nature whatsoever.

Wrongful Dismissal Suit with Former Employee

On March 17, 2011, a former employee filed a civil claim in the Supreme Court of British Columbia against the Company and the Subsidiaries seeking special damages of $120,000 and other damages as a result of the Company’s termination of her employment. The Company filed a counter claim. On February 16, 2016 the former employee and the Company agreed to dismiss all claims.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of the Company’s Shares

As of the date of this registration statement, the Company had 72 registered shareholders.

Market Information

The Company’s common shares trade over-the-counter in the United States on the OTC Pink marketplace under the symbol “LIVC.” The following is the high and low close information for the Company’s common stock during each fiscal quarter of its last two fiscal years on the OTC Pink marketplace.

Period ended	High	Low
31 March 2018	$0.06	$0.01
31 December 2017	$0.06	$0.03
30 September 2017	$0.063	$0.02
30 June 2017	$0.10	$0.03
31 March 2017	$0.08	$0.01
31 December 2016	$0.025	$0.009
30 September 2016	$0.0121	$0.008
30 June 2016	$0.0125	$0.005
31 March 2016	$0.01	$0.0038

High and low bid information for the last two fiscal years was not available. The above prices reflect the high and low close price for the periods listed.

Bid quotations entered on the OTC Pink marketplace reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Dividend Rights

There are no provisions in the Company’s articles of incorporation or bylaws restricting the Company’s ability to pay dividends on our common stock. Chapter 78 of the Nevada Revised Statutes (the “NRS”) does provide certain limitations on the Company’s ability to declare and pay dividends. Section 78.288 of the NRS prohibits the Company from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	The Company would not be able to pay its debts as they become due in the usual course of business; or

(b)

Except as allowed in the Company’s articles of incorporation the Company’s total assets would be less than the sum of the Company’s total liabilities plus the amount that would be needed to satisfy any preferential rights.

The Company has never declared, nor paid, any dividend since their incorporation and they do not foresee paying any dividend in the near future since all available funds will be used to conduct the Company’s business development activities. Any future payment of dividends will depend on its financing requirements and financial condition and other factors which the board of directors, in its sole discretion, may consider appropriate.

Equity Compensation Plan Information

The Company does not currently have any outstanding equity compensation plans. The Company’s 2007 Stock Incentive Plan expired in August 2017 in accordance with its terms.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company did not issue any securities.

Cancellation of issued shares

On August 10, 2016, in connection with the settlement reached with C. Geoffrey Hampson, the Company’s former CEO, as described in “Legal Proceedings” above, 3,022,875 common shares were returned to treasury and subsequently cancelled.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

The Company’s authorized capital consists of 500,000,000 shares of common stock, with a par value of $0.001 per share. As of the date of this registration statement, the Company had 34,837,625 common shares issued and outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with its common shares. This description does not purport to be a complete description of all of the rights of the Company’s shareholders and is subject to, and qualified in its entirety by, the provisions of its most current Bylaws and Bylaws, which are included as exhibits to this registration statement.

The holders of the Company’s common stock are entitled to receive notice of and to attend and vote at all meetings of the shareholders and each share of common stock shall confer the right to one vote in person or by proxy at all meetings of the shareholders. Stockholders holding not less than twenty five percent (25%) of the voting power of the Company whether present in person or by proxy, constitute a quorum for all meetings of the stockholders. Except as otherwise provided by the NRS, the Company’s Articles of Incorporation or its Bylaws, all action taken by the holders of a majority of the voting power present at the meeting, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding. In the case of certain fundamental changes such as liquidation, merger, or change of entity type or change of jurisdiction of incorporation, or approval of stockholders owning a majority of the Company’s outstanding voting power is required.

Holders of the Company’s common stock are entitled to receive such dividends in any financial year as the board of directors may determine by resolution, provided that dividends may not be declared or paid after giving effect to the dividend, (i) the Company would be unable to pay or liabilities as they become due in the usual course of business, or (ii) if the sum of its total assets would be less than the total liabilities of the Company. In the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of the Company’s common stock are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares, the remaining property and assets of the Company. The Company’s common stock does not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking fund provisions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that the Company is required to indemnify its officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of the Company.

Chapter 78 of the NRS further provides that the Company is permitted (but not required) to indemnify its officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of the Company, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of the Company against its officers or directors, the Company is not permitted to indemnify its officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

The Company’s Bylaws provide that the Company will indemnify its officers and directors to the full extent permitted by law, provided that the Company is not required to indemnify any director or officer in connection with any proceeding initiated by that person, unless (i) indemnification is required by law, (ii) the Company’s Board authorized the proceeding or (iii) the Company voluntarily indemnifies the person, as permitted under the NRS.

Advance of Expenses

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to our officers (except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Insurance

To the fullest extent permitted by the NRS, the Board of Directors, may cause the Company to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

1.	Audited financial statements for the fiscal years ended December 31, 2017, including:

(a)	Report of Independent Registered Accounting Firm;

(b)	Consolidated Balance Sheet for the years ended December 31, 2016 and 2017;

(c)	Consolidated Statements of Operations for the years ended December 31, 2016 and 2017;

(d)	Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2017;

(e)	Consolidated Statements of Stockholders’ Equity; and

(f)	Notes to the Financial Statements.

LIVE CURRENT MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017

(Expressed in US Dollars)

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Live Current Media Inc.

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Live Current Media Inc. (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses in developing its business, and further losses are possible. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017
Vancouver, Canada
April 12, 2018

LIVE CURRENT MEDIA INC.
CONSOLIDATED BALANCE SHEETS
(expressed in US dollars)
	December 31,	December 31,
	2017	2016

ASSETS
Current assets
Cash	$956,549	$1,149,555
Receivable	5,435	5,435
Domain proceeds receivable	82,500	-
	1,044,484	1,154,990
Non-current assets
Domain proceeds receivable	30,000	-
Intangible assets	206,150	304,885
	$1,280,634	$1,459,875

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$185,550	$436,038
Other payable	17,236	17,029
	202,786	453,067
Stockholders' equity
Capital stock
Authorized: 500,000,000 common shares, par value $0.001 per share Issued and outstanding: 34,837,625 common shares (34,837,625 at December 31, 2016)	34,838	34,838
Additional paid in capital	18,257,563	18,257,563
Deficit	(17,214,553)	(17,285,593)
	1,077,848	1,006,808
	$1,280,634	$1,459,875

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in US dollars)
	For the years ended
	December 31,	December 31,
	2017	2016
General and administrative expenses
Gain on sale of domain names	$(222,265)	$(206,764)
General and administrative	226,630	76,965
Litigation settlement	-	225,000
Impairment of intangible assets	37,500	-
Professional fees	72,398	325,065

Loss from operations	(114,263)	(420,257)

Gain on debt retirement	185,198	-
Interest Income	-	1,396
Interest expense	(207)	(207)
Other income	120	112
Foreign exchange	192	(818)
	185,303	483

Net and comprehensive income (loss) for the year	$71,040	$(419,774)

Basic and diluted loss per share	$0.00	$(0.01)

Weighted average number of basic common shares outstanding	34,837,625	37,164,825

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(expressed in US dollars)
	Common Stock		Additional		Total
	Number		Paid In	Accumulated	Stockholders'
	of Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2015	37,860,500	$37,861	$18,254,540	$(16,865,819)	$1,426,582

Cancellation of common shares	(3,022,875)	(3,023)	3,023	-	-
Net loss for the year				(419,774)	(419,774)
Balance, December 31, 2016	34,837,625	34,838	18,257,563	(17,285,593)	1,006,808

Net income for the year	-	-	-	71,040	71,040
Balance, December 31, 2017	34,837,625	$34,838	$18,257,563	$(17,214,553)	$1,077,848

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in US dollars)
	For the years ended
	December 31,	December 31,
	2017	2016

Cash flows used in operating activities
Net income (loss) for the year	$71,040	$(419,774)
Non-cash items
Impairment of intangible assets	37,500	-
Gain on sale of domain names	(222,265)	(206,764)
Gain on debt retirement	(185,198)	-
Accrued interest	207	207
Changes in non-cash working capital items
Receivable	-	(113)
Prepaid expenses	-	18,799
Accounts payable and accrued liabilities	(65,290)	(130,065)
Cash used in operating activities	(364,006)	(737,710)

Cash flows used in investing activities
Proceeds from the disposition of domain names	171,000	236,962
Cash provided by investing activities	171,000	236,962

Change in cash	(193,006)	(500,748)
Cash, beginning of year	1,149,555	1,650,303
Cash, end of year	$956,549	$1,149,555

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

1.   NATURE AND CONTINUANCE OF OPERATIONS

Live Current Media Inc. (the “Company” or “Live Current”) was incorporated under the laws of the State of Nevada on October 10, 1995. The Company’s wholly owned principal operating subsidiary, Domain Holdings Inc. (“DHI”), was incorporated under the laws of British Columbia on July 4, 1994.

On March 13, 2008, the Company incorporated a wholly owned subsidiary in the state of Delaware, Perfume.com Inc. (Perfume Inc.) which is a dormant and inactive company.

Through DHI, the Company builds consumer Internet experiences around its portfolio of domain names. DHI’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications. On June 4, 2014, a judge in Reno, Nevada ordered a receiver to take charge of the Company’s business. On May 4, 2017, the Company was discharged from receivership (Note 6).

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2017, the Company has not achieved profitable operations, has incurred recurring operating losses and further losses are possible. The Company has an accumulated deficit of $17,214,553. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to further develop its business. To date, the Company has funded operations through the issuance of capital stock and debt. Management plans to continue raising additional funds through equity or debt financings and loans from directors. There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The ability of the Company to continue its operations as a going concern is dependent upon its ability to raise sufficient new capital to fund its operating commitments and ongoing losses and ultimately on generating profitable operations. The financial statements do not include any adjustments to be recorded to assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US GAAP’), and are expressed in US dollars.

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

All highly liquid investments, with an original term to maturity of three months or less are classified as cash and cash equivalents. Cash and cash equivalents are stated at cost which approximates market value.

Intangible Assets not subject to amortization

Intangible assets not subject to amortization consist of direct navigation domain names. While the domain names are renewed annually through payment of a renewal fee to the applicable registry, the Company has the exclusive right to renew these names at its option. The Company has determined that there are currently no legal, regulatory, contractual, economic or other factors that limit the useful life of these domain names on an aggregate basis and accordingly treat the portfolio of domain names as indefinite life intangible assets.

The Company reviews individual domain names in the portfolio for potential impairment throughout the fiscal year in determining whether a particular URL should be renewed. Impairment is recognized for names that are not renewed. The Company performs a qualitative assessment of the portfolio of domain names in the fourth quarter of each year, to determine whether it is more likely than not that the fair market value of a domain name is less than its carrying amount. As part of the assessment, certain qualitative factors are considered, including macro-economic conditions, industry and market conditions, non-renewal of names, as well as other factors. If there are indications of impairment following the qualitative impairment testing, further quantitative impairment testing would be necessary. When it is determined that the fair value of a domain name is less than its carrying amount, impairment is recognized.

As at December 31, 2017, the weighted remaining average period before the next renewal with the applicable registry is 3.06 years (December 31, 2016: 2.87 years).

Foreign Currency Translation

The Company’s functional currency is the US dollar and reporting currency is the United States dollar. The Company translates assets and liabilities to US dollars using year-end exchange rates, stockholders’ deficit accounts are translated at historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the Statement of Operations.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Deferred income tax assets and liabilities are recognized in the current year for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Deferred income tax assets and liabilities are measured using tax rates and laws expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized. Deferred tax assets and deferred tax liabilities, along with any associated valuation allowance, are offset and shown in the financial statements as a single noncurrent amount when these items arise within the same tax jurisdiction.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

The Company and its subsidiaries are subject to U.S. federal income tax and Canadian income tax, as well as income tax of multiple state and local jurisdictions. Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

Basic and Diluted Income (Loss) per Share

Earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of the common stock that were outstanding during the years presented. The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Recent Accounting Pronouncement Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective).

The Company will adopt ASU 2014-09 in the first quarter of 2018 and apply the modified retrospective approach. The Company currently does not expect any significant impact on its consolidated financial statements related to the adoption of the new standard.

3.   DOMAIN PROCEEDS RECEIVABLE

On October 6, 2017, the Company sold a domain name for total proceeds of $150,000 less a brokerage fee of $15,000. The domain purchase and transfer agreement included terms that allowed the purchaser to make monthly instalment payments of $7,500, net of the brokerage fee, over a period of 18 months. The domain is being held by an independent escrow agent during the period the remaining balance in respect of this sale is outstanding. The purchaser is entitled to control the domain name while being held in escrow but, in the event of a default that is not successfully remedied, all rights to the domain name will be transferred back to the Company and all payments made by the purchaser will be forfeited. As at December 31, 2017, the balance remaining on this receivable totaled $112,500. The financing component of this transaction was determined to be immaterial.

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

4.   INTANGIBLE ASSETS

	December 31,	December 31,
	2017	2016
Domain names	$201,496	$300,231
Trademarks	4,654	4,654
	$206,150	$304,885

The Company’s portfolio of domain names are considered by management to be indefinite life intangible assets not subject to amortization. Management performs an annual impairment assessment of its domain names; during the year ended December 31, 2017, the Company recorded an impairment charge of $37,500 (2016: $ Nil)

5.   SHARE CAPITAL

Authorized

The authorized capital of the Company consists of 500,000,000 shares of commons stock with a par value of $0.001 per share. No other shares have been authorized

6.   DEBT RETIREMENT

On May 4, 2017, in conjunction with the termination of the Company’s receivership (Note 1), the Company realized a gain on debt retirement of $185,198.

7.   INCOME TAXES

The Company was subject to United States federal income taxes at an approximate rate of 35%. Effective January 1, 2018, the enacted statutory tax rate is 21%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	December 31,	December 31,
	2017	2016
Net income (loss) for the year	$71,040	$(419,774)
Statutory rate	35%	35%
Expected income tax expense (recovery)	25,000	(147,000)
Impact of statutory tax rate on earnings of subsidiary	(8,000)	(19,000)
Non-taxable earnings	(23,000)	-
Effect of change of future enacted tax rate	998,000	-
Effect of foreign exchange on tax assets	13,000	-
Adjustment to prior year tax provision	(59,000)	-
Change in valuation allowance	(946,000)	166,000
	$-	$-

LIVE CURRENT MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017

7.   INCOME TAXES (continued)

The significant components of deferred income tax assets at December 31, 2017 and December 31, 2016 are as follows:

	December 31,	December 31,
	2017	2016
Net operating losses	$1,567,000	$2,647,000
Intangible assets	55,000	(79,000)
	1,622,000	2,568,000
Valuation allowance	(1,622,000)	(2,568,000)
	$-	$-

At December 31, 2017, the Company had accumulated non-capital loss carry-forwards of approximately $7,400,000 that expire from 2025 through 2037. The potential future tax benefits of these expenses and losses carried-forward have not been reflected in these financial statements due to the uncertainty regarding their ultimate realization. Tax attributes are subject to review, and potential adjustment by tax authorities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 13, 2017, the Company engaged Dale Matheson Carr-Hilton Labonte LLP (“DMCL”) to act as the Company’s principal accountant for the purpose of auditing the Company’s financial statements. The engagement of DMCL as the Company’s principal accountant effectively dismissed the Company’s prior independent registered public accounting firm, Davidson & Company LLP (“Davidson”). The decision to engage DMCL and dismiss Davidson was approved by the Company’s board of directors. The Company did not consult with DMCL during the last two fiscal years or any subsequent interim period prior to their engagement regarding any matter set out in Item 304(a)(2) of Regulation S-K.

Davidson did not audit the Company’s financial statements for the past two fiscal years. During the two most recent fiscal years and in the subsequent interim periods preceding the engagement of DMCL, there were no disagreements with Davidson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company will provide Davidson with a copy of this report, and will request that Davidson provide a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosure. The Company will file any letter received from Davidson as an exhibit to an amendment to this registration statement.

FINANCIAL STATEMENTS AND EXHIBITS
Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation(1)

3.2	Certificate of Amendment to Articles – Name Change to Communicate com Inc.(1)

3.3	Certificate of Amendment to Articles – Name Change to Live Current Media Inc.(1)

3.4	Certificate of Amendment to Articles – Increase in Authorized Capital to 500,000,000 shares of common stock, par value of $0.001(1)

3.5	Amended and Restated Bylaws(1)

10.1	Description of Web Development Agreement Terms(1)

21.1	List of Subsidiaries(1)

Notes:

(1)	Filed as an exhibit to the Company’s Registration Statement on Form 10, originally filed on February 1, 2018.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Live Current Media Inc.

Date: April 13, 2017	By:	/s/ David M. Jeffs
DAVID M. JEFFS
Chief Executive Officer, President, Chief Financial Officer
and Secretary
(Principal Executive Officer and Principal Financial Officer)